Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HEALTHY CHOICE WELLNESS CORP.

This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Healthy Choice Wellness Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Healthy Choice Wellness Corp.

2.	Article I of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is “Host Digital Inc. (the “Corporation”).”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on September 17, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be executed by John Ollet its Chief Financial Officer, this 17th day of September, 2026.

HEALTHY CHOICE WELLNESS CORP.

By:	/s/ John Ollet
Name:	John Ollet
Title:	Chief Financial Officer